FOR IMMEDIATE RELEASE

Company Contact:

David Weinberg
Chief Operating Officer
Fred Schneider
Chief Financial Officer
SKECHERS USA, Inc.
(310) 318-3100

Investor Relations:

Andrew Greenebaum
Integrated Corporate Relations
(310) 395-2215

SKECHERS ANNOUNCES FOURTH QUARTER AND

FISCAL YEAR 2005 FINANCIAL RESULTS
• 2005 Net Sales Increase to $1.006 Billion, an Increase of 9.4 Percent Over 2004
• 2005 Net Earnings of $44.7 Million, an Increase of 89.9 Percent Over 2004
• 2005 EPS of $1.06, an Increase of 79.7 Percent Over 2004

MANHATTAN BEACH, CA. – February 22, 2006 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the fourth quarter and fiscal year ended December 31, 2005.

Fiscal year 2005 net sales increased 9.4 percent to $1.006 billion as compared to net sales of $920.3 million in 2004. Net earnings for 2005 were $44.7 million versus net earnings of $23.6 million in 2004. For fiscal year 2005, diluted earnings per share were $1.06 on 44,518,000 weighted average shares outstanding versus diluted earnings per share of $0.59 on 39,800,000 weighted average shares outstanding in the prior year.

Net sales for the fourth quarter of 2005 increased 8.2 percent to $223.5 million as compared to $206.5 million in the fourth quarter of 2004. Net earnings for the fourth quarter of 2005 were $5.9 million versus net earnings of $2.1 million in the fourth quarter of 2004. Net earnings per diluted share in the fourth quarter of 2005 were $0.14 on 41,229,000 weighted average shares outstanding compared to net earnings per diluted share of $0.05 on 40,214,000 weighted average shares outstanding in the fourth quarter of 2004.

“We are very pleased with our record fourth quarter and full-year sales. Our record fourth quarter, combined with our record first and second quarters and strong third quarter, resulted in the highest annual revenues in the Company’s history,” began Fred Schneider, chief financial officer of SKECHERS.

Gross profit for 2005 was $420.5 million compared to $370.9 million in 2004. Gross margin for 2005 was 41.8 percent versus 40.3 percent for 2004. Gross profit for the fourth quarter of 2005 was $93.0 million compared to $82.0 million in the fourth quarter of 2004. Gross margin in the fourth quarter 2005 was 41.6 percent versus 39.7 percent for the fourth quarter of 2004.

“Our record sales and improved margins are the result of our dedicated efforts to consistently deliver trend-right styles, which has led to an increased demand for our in-season product and continued growth in our fashion and street lines,” stated David Weinberg, chief operating officer of SKECHERS. “With our footwear on target, we grew our domestic and international wholesale and SKECHERS-owned retail businesses with increased profitability through cost management on the expense and operational side of the business.”

Robert Greenberg, the Company’s chief executive officer, stated: “For SKECHERS, 2005 was an incredibly successful year as we reached a billion dollars in net sales – today SKECHERS is a worldwide, multi-brand footwear company with more than 20 divisions. Our success is a testament to the strength and relevance of the SKECHERS brand and the impact our new brands on the marketplace. Throughout the year, we have consistently delivered strong selling styles in our now signature SKECHERS looks, as well as developed an array of new styles that have proven to be on the mark.”

Mr. Greenberg continued: “We are particularly pleased with the success of our growing fashion and street lines, as we’ve seen great improvements in the Michelle K, Mark Nason and Marc Ecko Footwear lines. We are equally excited about the introduction of Kitson footwear in the fourth quarter as well as the launch of the Game’s signature sneaker, Hurricane by 310, which reached stores in late December and has enjoyed great sell-throughs at retail. We believe Kitson, combined with the power of its eponymous boutique, and 310 with the introduction of Best Actor Oscar nominee Terrence Howard as the new face of the brand both have tremendous potential. As we begin 2006 we are excited by our recent reception at WSA’s The Shoe Show and the many opportunities for SKECHERS this coming year and as we look towards the future.”

Mr. Weinberg continued: “Our very strong finish to the year coupled with our key performance indicators, including the recent Shoe Show, gives us confidence that our momentum will continue in 2006. We believe that our consistent performance over the past two years and our new position as a leading billion dollar brand marks a new era for SKECHERS — one of increased profitability and renewed growth.”

The Company now expects first quarter 2006 net sales to be in the range of $270 million to $280 million and diluted earnings per share in the range of $0.29 to $0.34.

Note that statements made by Mr. Weinberg, Mr. Schneider and Mr. Greenberg, as well as other statements included in this press release, may involve future goals and targets based upon current expectations. These comments, including those about guidance, are forward looking and actual results may differ materially.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under 14 unique brand names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and Canadian and European subsidiaries. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking language such as “may,” “will,” “believe,” “expect,” “anticipate” or other comparable terms. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements and reported results shall not be considered an indication of the Company’s future performance. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions; intense competition among sellers of footwear for consumers; changes in fashion trends and consumer demands; popularity of particular designs and categories of products; the level of sales during the spring, back-to-school and holiday selling seasons; the ability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for our products and the various market factors described above; the ability of the Company to maintain its brand image; the ability to sustain, manage and forecast the Company’s growth and inventories; the ability to secure and protect trademarks, patents and other intellectual property; the loss of any significant customers, decreased demand by industry retailers and cancellation of order commitments; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with electrical shortages or work stoppages that may lead to production delays; changes in monetary controls and valuations of the Yuan by the Chinese government; increased costs of freight and transportation to meet delivery deadlines; business disruptions due to energy shortages or natural disasters such as an earthquake in California where our domestic warehouse, headquarters and a substantial number of our retail stores are located; changes in business strategy or development plans; the ability to obtain additional capital to fund operations, finance growth and service debt obligations; the ability to attract and retain qualified personnel; compliance with recent corporate governance legislation including the Sarbanes-Oxley Act of 2002; the disruption, expense and potential liability associated with existing or unanticipated future litigation; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2004 and the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2005.

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SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	December 31,
	2005	2004
ASSETS

Current Assets:
Cash and cash equivalents	$197,007	$137,653
Trade accounts receivable, net	134,600	120,463
Other receivables	6,888	2,726

Total receivables	141,488	123,189

Inventories	136,171	149,757
Prepaid expenses and other current assets	11,628	10,139
Deferred tax assets	8,490	3,865

Total current assets	494,784	424,603

Property and equipment, at cost less accumulated depreciation and amortization	72,945	82,564
Intangible assets, less applicable amortization	1,131	1,641
Deferred tax assets	9,337	4,906
Other assets, at cost	6,495	4,939

TOTAL ASSETS	$584,692	$518,653

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current installments of long-term borrowings	$1,040	$3,123
Accounts payable	108,395	93,694
Accrued expenses	24,139	13,903

Total current liabilities	133,574	110,720

Long-term borrowings, excluding current installments	107,288	113,038

Stockholders’ equity	343,830	294,895

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$584,692	$518,653

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net sales	$223,494	$206,472	$1,006,477	$920,322
Cost of sales	130,457	124,497	585,995	549,465

Gross profit	93,037	81,975	420,482	370,857
Royalty income, net	1,556	2,675	6,628	7,060

	94,593	84,650	427,110	377,917

Operating expenses:
Selling	15,042	18,705	81,378	79,673
General and administrative	68,984	64,102	269,436	248,999

	84,026	82,807	350,814	328,672

Earnings from operations	10,567	1,843	76,296	49,245

Other income (expense):
Interest, net	(677)	(1,678)	(4,786)	(7,973)
Other, net	(311)	(2,023)	1,287	(2,552)

	(988)	(3,701)	(3,499)	(10,525)

Earnings before income taxes	9,579	(1,858)	72,797	38,720
Income tax expense (benefit)	3,678	(3,986)	28,080	15,167

Net earnings	$5,901	$2,128	$44,717	$23,553

Net earnings per share:
Basic	$0.15	$0.05	$1.13	$0.61

Diluted	$0.14	$0.05	$1.06	$0.59

Weighted average shares:
Basic	39,956	39,134	39,686	38,638

Diluted	41,229	40,214	44,518	39,800